Exhibit 10.1

January 24, 2020

Mr. Chad Wagenheim

[Redacted]

Re:        Revised Employment Terms

Dear Chad,

Reference is made to the revised employment terms letter signed by you and Sequential Brands Group, Inc. (the “Company”), dated as of June 5, 2017 (as amended by letter dated January 11, 2019, collectively, the “Agreement”). Capitalized terms used in this letter and not otherwise defined herein shall have the meaning set forth in the Agreement.

This letter amends the Agreement as follows:

1.	Your title is President.

2.	Effective July 1, 2019, Section 1 titled Salary is amended such that your annual salary is increased to $450,000 per year (your “Annual Salary”).

3.	Section 2 titled Bonus is amended such that your bonus target for the Company’s 2020 fiscal year and each fiscal year thereafter is increased from 75% of your Annual Salary to 100% of your Annual Salary.

4.	You acknowledge that the Company’s 2019 performance goals for awarding you and other employees a bonus for 2019 are not expected to be met and therefore you will not be entitled to a Bonus for the year ending December 31, 2019.

5.	In recognition of your promotion and your extraordinary individual performance during 2019, the Compensation Committee has approved a discretionary bonus of $325,000 (less applicable withholdings and deductions) payable upon mutual execution of this letter.

6.	In recognition of your valuable services to the Company, the Compensation Committee has approved a long-term cash incentive bonus in lieu of a stock grant $250,000 (less applicable withholdings and deductions) to be paid to you in two installments as follows: (a) $62,500 upon mutual execution of this letter; and (b) $187,500 on October 1, 2020, subject to your continued employment with the Company through that date; provided, however, that if you (a) die; (b) become Disabled (as defined in the Company’s 2013 Stock Incentive Plan); or (c) are terminated without cause prior to October 1, 2020, you (or your estate, as applicable) will still receive the $187,500 on October 1, 2020.

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Except as specifically modified in this letter, the Agreement remains in full force and effect, including, without limitation Section 10 of the Agreement titled Employee Status. For the avoidance of doubt, nothing herein shall be construed so as to modify your status as an “at-will” employee of the Company.

Please confirm your acceptance and agreement to the foregoing terms by signing below.

Sincerely,

SEQUENTIAL BRANDS GROUP, INC.

By:	/s/ David Conn
Name:	David Conn
Title:	CEO

Accepted and agreed this 24th__ day of

January, 2020 by:

/s/ Chad Wagenheim
Chad Wagenheim

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